CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-99222 on Form N-1A of our reports dated May 16, 2022, relating to the financial statements and financial highlights of Capital Preservation Fund, Ginnie Mae Fund, Government Bond Fund, Inflation-Adjusted Bond Fund, and Short-Term Government Fund, each a series of American Century Government Income Trust, appearing in the Annual Report on Form N-CSR of American Century Government Income Trust for the year ended March 31, 2022, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
July 28, 2022